Exhibit 99.2

CURO Announces Pricing of Offering of Common Stock by Selling Stockholders

May 16, 2018 07:47 PM Eastern Daylight Time

WICHITA, Kan.—(BUSINESS WIRE)—CURO Group Holdings Corp. (NYSE: CURO) (“CURO” or the “Company”), a market leader in providing short-term credit to underbanked consumers, announced today the pricing of an underwritten public offering of 5,000,000 shares of its common stock by certain selling stockholders at a price to the public of $23.00 per share. Additionally, certain of the selling stockholders have granted the underwriters a 30-day option to purchase up to an additional 750,000 shares of the Company’s common stock. All of the shares are being sold by certain existing stockholders of the Company. CURO is not selling any shares and will not receive any proceeds from the sale of the shares offered by the selling stockholders in this offering.

Credit Suisse Securities (USA) LLC, Jefferies LLC and Stephens Inc. are acting as joint lead book-running managers for the offering. William Blair & Company L.L.C. is acting as a passive book-runner and Janney Montgomery Scott LLC is acting as a co-manager for the offering. All proceeds from the sale of the common stock will be received by the selling stockholders.

The shares of common stock are being sold by the selling stockholders pursuant to an effective registration statement. This offering is being made only by means of a prospectus, copies of which may be obtained from Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, One Madison Avenue, New York, New York, 10010, or by telephone at +1 (800) 221-1037, or by email at newyork.prospectus@credit-suisse.com; Jefferies LLC, 520 Madison Ave., 2nd Floor, New York, NY 10022, Attention: Equity Syndicate Prospectus Department, phone: 877-821-7388, email: prospectus_department@jefferies.com; or Stephens Inc., 111 Center Street, Little Rock, AR 72201, phone: 501-377-2131, email: prospectus@stephens.com. The offering is expected to close on May 21, 2018, subject to customary closing conditions.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About CURO

CURO (NYSE: CURO), operating in three countries and powered by its fully integrated technology platform, is a market leader by revenues in providing short-term credit to underbanked consumers. In 1997, the Company was founded in Riverside, California by three Wichita, Kansas childhood friends to meet the growing consumer need for short-term loans. Their success led to opening stores across the United States, and expanding to offer online loans and financial services across three countries. Today, CURO combines its market expertise with a fully integrated technology platform, omni-channel approach and advanced credit decisioning to provide an array of short-term credit products across all mediums. CURO operates under a number of brands including Speedy Cash, Rapid Cash, Cash Money, LendDirect, Avio Credit, WageDayAdvance, Juo Loans, and Opt+. With over 20 years of operating experience, CURO provides financial freedom to the underbanked.

(CURO-NWS)

Contacts

CURO

Investor Relations:

Roger Dean, 844-200-0342

Executive Vice President & Chief Financial Officer

IR@curo.com